(Exhibit 107)

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Issuer:

S&P Global Inc.

Guarantor:

Standard & Poor’s Financial Services LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.250% Senior Notes due 2033	Rule 457(a)	$750,000,000	100%	$750,000,000 (1)	0.00014760	$110,700 (2)
	Debt	Guarantee of 5.250% Senior Notes due 2033 (3)	Other	—	—	—	—	— (4)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
		Total Offering Amounts				$750,000,000		$110,700
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$110,700
(1)	Represents the aggregate principal amount of notes to be offered in the exchange offer to which the registration statement relates.
(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(3)	No separate consideration will be received for the guarantee. Standard & Poor’s Financial Services LLC will guarantee the notes being registered.
(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due for the guarantee.